As filed with the Securities and Exchange Commission on December 20, 2005
REGISTRATION NO. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

THE FURIA ORGANIZATION, INC.
(Name of small business issuer in its charter)

Delaware	7372	95-3931129
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2233 Ridge Road, Suite 102
Rockwell, Texas 75087
(972) 722-9999

(Address and Telephone Number of Principal Executive Office and Principal Place of Business)

Michael D. Alexander
Chief Executive Officer
2233 Ridge Road, Suite 102
Rockwell, Texas 75087
(972) 722-9999

(Name, address and telephone number of agent for service)

_____________________

Copies to:
Joel C. Schneider, Esq.
Sommer & Schneider LLP
595 Stewart Avenue, Suite 710
Garden City, New York 11530
(516) 228-8181
(516) 228-8211 (fax)
_____________________

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, $0.001 par value issuable upon conversion of the secured convertible notes	45,454,546 (3)	$0.20	$ 9,090,909	$1,070.00
Shares of common stock, $0.001 par value per share	5,000,000 (4)	$0.25	$ 1,125,000	$ 147.13
Total	50,454,546		$10,340,909	$1,217.13

(1)
Includes shares of our common stock, par value $.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes and upon the exercise of warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations, and anti-dilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price of the warrants as a result of an issuance or sale of shares below the then-current market price resulting in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, using the average of the bid and asked price as reported on the Over the Counter Bulletin Board on December 15, 2005.

(3)	Includes a good faith estimate of the shares underlying the secured convertible notes to account for market fluctuations.
(4)	Includes a good faith estimate of the shares underlying the warrants exercisable at $.25 per share to account for anti-dilution and price protection adjustments.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

ii

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION, OR SALE IS NOT PERMITTED.

Preliminary Prospectus, subject to completion, dated December ___, 2005

PROSPECTUS

THE FURIA ORGANIZATION, INC.

50,454,546 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 50,454,546 shares of our common stock, including up to 45,454,546 shares underlying secured convertible notes in a principal amount of $2,500,000 and up to 5,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at 55% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the common stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We will not receive any proceeds from the sale of the shares by these selling stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

Unless the context otherwise requires, the terms “Furia”, “we,”“us” or “our” refer to The Furia Organization, Inc.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “FURA”. The last reported sales price per share of our common stock, as reported by the Over-The-Counter Bulletin Board on December 15, 2005, was $.20.

_________________________________

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 4.

_________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                              , 2005

TABLE OF CONTENTS

NOTICE ABOUT FORWARD LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	10
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	14
BUSINESS	16
DESCRIPTION OF PROPERTY	20
LEGAL PROCEEDINGS	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
MANAGEMENT	26
EXECUTIVE COMPENSATION	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
DESCRIPTION OF SECURITIES	29
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31
PLAN OF DISTRIBUTION	32
SELLING STOCKHOLDERS	32
LEGAL MATTERS	34
EXPERTS	34
AVAILABLE INFORMATION	34

ITEM 24. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES	II-2
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	II-2
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES	II-2
ITEM 27. EXHIBITS.	II-5
ITEM 28. UNDERTAKINGS.	II-6

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

NOTICE ABOUT FORWARD LOOKING STATEMENTS

When used in this prospectus, the words “may,”“will,”“expect,”“anticipate,”“continue,”“estimate,”“intend,”“plans”, and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding events, conditions and financial trends which may affect our future plans of operations, business strategy, operating results and financial position. Forward looking statements in this prospectus include without limitation statements relating to:

•	trends affecting our financial condition or results of operations;

•	our business and growth strategies;

•	our technology; and

•	our financing plans.

Such statements are not guarantees of future performance and are subject to risks and uncertainties and actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such factors include, among other things:

•	our ability to obtain additional sources of capital to fund continuing operations, in the event that we are unable to timely generate revenues;

•	our ability to retain existing or obtain additional licensees who will act as distributors of our products; and

•	other economic, competitive and governmental factors affecting our operations, market, products and services.

Additional factors are described in our other public reports and filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Furia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE “RISK FACTORS” SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.

Our Company

We are a Delaware corporation that offers comprehensive truck brokerage, logistics, and intermodal transportation services through our wholly-owned subsidiaries, Fronthaul, Inc., Loadsource Logistics, Inc. and Fronthaul Intermodal, LLC. We have developed a load matching service for the freight industry. Furia uses its client base of drivers to move its loads derived from shippers and brokers. Our load matching service enables our customers to focus on their businesses while we efficiently handle their shipping needs.

We were originally formed in 1984 under the name Furia, Oringer Productions, Inc. By 1991, Furia had transferred, assigned and disposed of all of its former entertainment properties. In April 1994, Pat Fashion Industries, Inc. (“PFI”), a subsidiary and our only operating entity, filed a Petition in Bankruptcy under Chapter 11. The Chapter 11 proceeding was subsequently converted to a Chapter 7 proceeding and PFI was then liquidated. Thereafter, Furia became an inactive public shell company without any significant assets or operations.

On August 26, 2004, Furia completed the acquisition of Fronthaul, Inc., a privately held Nevada corporation (“Fronthaul”). Furia entered into a definitive acquisition agreement with Fronthaul and its principal shareholders to acquire all of the capital stock of Fronthaul in exchange for the issuance of common and preferred stock of Furia. As a result of the transaction, Fronthaul became a wholly-owned subsidiary of Furia. Fronthaul was incorporated on June 9, 2004. Fronthaul is an Internet-based, business-to-business information exchange, which provides a centralized database of freight load information accessible by any enabled wireless device or through the Internet. Its objective is to integrate the existing freight industry players with wireless and Internet technologies, creating a dynamic real-time communication exchange for the transportation industry. At the closing, an aggregate of 20,000,000 shares of Furia’s Common Stock and 500,000 shares of its Preferred Stock were authorized for issuance to the shareholders of Fronthaul. The Common Stock issued to the shareholders of Fronthaul represented 69.6% of the 28,742,842 shares of its then outstanding post-closing Common Stock. The Preferred Stock issued to the Fronthaul shareholders is convertible, at the option of the holders, into shares of Furia’s Common Stock at the rate of 100 shares of Common Stock for each share of Preferred Stock. Such right of conversion is based upon the following formula:

1)	Upon Furia achieving revenues of $250,000 within twelve (12) months from the date of acquisition, an aggregate of 25% of the Preferred Stock may be converted;

2)	Upon Furia achieving revenues of $500,000 within twelve (12) months from the date of acquisition, an aggregate of 50% of the Preferred Stock may be converted; and

3)	Upon Furia achieving revenues of $750,000 within twelve (12) months from the date of acquisition, an aggregate of 100% of the Preferred Stock may be converted.

On the one year anniversary from the date of acquisition (“Anniversary Date”), should Furia fail to achieve any or all of the revenue thresholds, Furia shall redeem the unconverted Preferred Stock at a price of $.50 per share. Should Furia fail to redeem any or all of the unconverted Preferred Stock within 30 days from the Anniversary Date, then the shareholder, without regard to the revenue requirements set forth above may, at any time thereafter, convert the Preferred Stock to Common Stock as described above.

On September 1, 2004, Furia completed the acquisition of Loadsource, Inc., a privately held Tennessee corporation (“Loadsource”). Furia entered into a definitive acquisition agreement with Loadsource and its principal shareholders to acquire all of the capital stock of Loadsource. Furia entered into agreements with the shareholders of Loadsource to acquire all of the issued and outstanding capital shares of Loadsource for the aggregate sum of $311, 580. The capital shares of Loadsource have been transferred to Furia and the transaction to become consummated at the completion of financing or a suitable conclusion for all parties.

Our principal offices are located at 2233 Ridge Road, Suite 102, Rockwell, Texas 75087 and our telephone number is (972) 722-9999.

The Offering

Common Stock offered by selling stockholders
Up to 50,454,546 shares including the following:

  up to 45,454,546 shares of common stock underlying secured convertible notes in the principal amount of $2,500,000 (includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations and anti-dilution protection adjustments, respectively.
  up to 5,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.25 per share (includes a good faith estimate of the shares underlying warrants to account for anti-dilution protection adjustments.

Common stock to be outstanding after the offering	Up to 116,837,267

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC will be entitled to exercise all 5,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered for resale pursuant to an effective registration statement. If the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds of $1,000,000 from the sale of the secured convertible notes and the investors are obligated to provide us with an additional $750,000 within five days of filing this registration statement and $750,000 within five days of this registration statement being declared effective. The proceeds from the sale of the secured convertible notes will be used for business development purposes and working capital needs.

Over-The-Counter Bulletin Board Symbol	FURA

The above information regarding common stock to be outstanding after the offering is based on 66,882,721 shares of common stock outstanding as of December 14, 2006 and assumes the subsequent conversion of our issued secured convertible notes and exercise of warrants by our selling stockholders.

November 2005 Securities Purchase Agreement

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on November 18, 2005 and amended on December 14, 2005 for the sale of (i) $2,500,000 in secured convertible notes and (ii) warrants to buy 5,000,000 shares of our common stock. The four accredited investors, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC subscribed for 11.9%, 32.6%, 54% and 1.5%, respectively, of the total offering. Each accredited investor purchased, or will purchase, such percentage of each closing under the Securities Purchase Agreement.

This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $2,500,000 as follows:

•	$1,000,000 was disbursed on November 18, 2005;
•	$750,000 will be disbursed within five days of the filing of this registration statement; and
•	$750,000 will be disbursed within two days of the effectiveness of this registration statement.

Accordingly, we have received a total of $1,000,000 pursuant to the Securities Purchase Agreement, as amended. Pursuant to the Securities Purchase Agreement, as amended, we have issued 2,000,000 warrants to purchase shares of common stock and we are obligated to issue 1,500,000 additional warrants together with $750,000 in secured convertible notes within five days of the filing of this registration statement and 1,500,000 additional warrants together with $75,000 in secured convertible notes within five days from the effective date of this registration statement.

The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders’ option, at 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted. As of December 15, 2005, the average of the three lowest intraday trading price for our common stock as reported on the Over-The-Counter Bulletin Board was $.10 and, therefore, the conversion price for the secured convertible notes was $0.055. Based on this conversion price, the $2,500,000 secured convertible notes, excluding interest, were convertible into 45,454,546 shares of our common stock.

In connection with the Securities Purchase Agreement dated November 18, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we did not file the registration statement by December 18, 2005, or if we did not have the registration statement declared effective on or before March 16, 2006, we are obligated to pay liquidated damages in the amount of 2.0% per month of the face amount of the issued and outstanding secured convertible notes, which equals $20,000, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Assuming that we are decided to pay liquidated damages for one month on April 17, 2006, the $35,000 (2.0% of the $1,750,000 of secured convertible notes outstanding on March 16, 2006) on April 17, 2006, would result in the issuance of approximately 318,182 shares of common stock. As of the date hereof, the investors have not demanded payment of the liquidated damages and we have not determined if we will make such liquidated damages payments in cash, stock or a combination of both.

AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

See the “Selling Stockholders” and “Risk Factors” sections for a complete description of the secured convertible notes.

RISK FACTORS

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. BEFORE YOU INVEST YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ARE REALIZED, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE HARMED AND THE VALUE OF OUR STOCK COULD GO DOWN. THIS MEANS YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

Risks Related to Our Business

We have a history of significant losses, and we may never achieve or sustain profitability.

Since our inception, we have generated minimal revenues, incurred substantial net losses, and currently are experiencing a substantial cash flow deficiency from operations. Based upon our audited financial statements, we incurred net losses of $545,786 for the fiscal year ended June 30, 2005. As of the three months ended September 30, 2005, our unaudited net loss was $3,450,210, while we generated minimal revenues of $79,914. For the three month ended September 30, 2005, our accumulated deficit increased to $4,046,821.

We have a limited operating history making it difficult to evaluate our business and our future prospects.

To date, we have generated minimal revenues and have a very limited operating history on which investors can evaluate our potential for future success. Potential investors should evaluate us in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. These risks include the following:

•	Lack of sufficient capital,
•	Unanticipated problems, delays, and expenses relating to product development and implementation,
•	Lack of intellectual property,
•	Licensing and marketing difficulties,
•	Competition,
•	Technological changes, and
•	Uncertain market acceptance of our products and services.

As a result of our limited operating history, our plan for rapid growth, and the increasingly prospective competitive nature of the markets in which we compete, our historical financial data are of limited value in anticipating future operating expenses. Our planned expense levels will be based in part on our expectation concerning future revenue, which is difficult to forecast accurately based on our stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, business development and marketing expenses may increase significantly as we expand operations. To the extent that these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results, and financial condition may be materially and adversely affected. Our ability to generate revenue is uncertain and we may never achieve profitability.

Our assumption of commercialization.

There can be no assurance that, when our products and services are fully operational, either (i) our target market prospective customers will do business with us or (ii) the level of business we generate, if any, will be sufficient for us to generate a profit and sustain our business activities.

We expect to compete with large, well-capitalized companies.

Although we believe that we have no direct competitors, certain companies “overlap” parts of our business model. There can be no assurance that these companies, which are larger and better capitalized, will not respond to competitive pressures presented by our business model. There can be no assurance that we will be able to establish the credibility, products and services and financial position needed to successfully compete against these companies. Failure to do so could mean that we will substantially under-perform versus our expectations.

We will compete in an industry that is characterized by rapid changes in technology.

The business that we are launching is subject to rapid change and evolution of the technology platforms, products and services available to customers. There can be no assurance that either (i) the suite of products and services that we have developed are currently the most up-to-date and competitively priced or (ii) that such suite of products and services will not be made obsolete as a result of the technology developments of competitors. Our failure to have, maintain and continue to develop or acquire leading edge technology could mean that we will substantially under-perform versus our expectations.

Our business model requires that we continually develop and augment our suite of products through internal development and acquisitions.

Our business model is dependent on our ability to augment our initial suite of products and services with additional products and services important to providing customers with an integrated communication and productivity suite of products and services. There can be no assurance we have either the ability or resources to accomplish this, the implication of which is that our contemplated growth is subject to substantial risk.

Our ability to implement our business plan is dependent on our ability to attract and retain key management employees.

While we believe that we have recruited the nucleus of a solid management team, owing to our small size and thin capitalization, there can be no assurance that we can retain these key management employees or that we can hire the additional management and key employees that we need to grow. Our failure to attract and retain key management employees could mean that we will substantially under-perform versus our expectations and that investors in our securities could lose some or all of their investment.

Disruption of our services due to accidental or intentional security breaches may harm our reputation, potentially causing a loss of sales and an increase in our expenses.

A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate our users’ personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

There is no established market for Furia’s services; we may not be able to sell enough of our services to become profitable.

The markets for wireless data and transaction services are still emerging. Continued growth in demand for, and acceptance of, these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our services does not grow, or grows more slowly than we currently anticipate, we may not be able to attract customers for our services and our revenues would be adversely affected.

We may not achieve profitability if we are unable to maintain, improve and develop the wireless data services we offer.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services, we may not be able to recover our fixed costs or otherwise become profitable.

New laws and regulations that impact our industry could increase our costs or reduce our opportunities to earn revenue.

We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than general business regulations and regulations applicable to publicly traded Delaware corporations of similar size that are headquartered in Texas. However, in the future, we may become subject to regulation by the FCC or other regulatory agencies. In addition, the wireless carriers that supply our airtime and certain of our hardware suppliers are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

We are dependent upon long-term financing.

Our ability to implement our business plan and grow is dependent on raising a significant amount of capital. We have sustained our operations in large part from sales of our equity. There can be no assurance that we will be able to successfully generate revenues or raise additional funds sufficient to finance our continued operations. In the long term, failure to generate sufficient revenues or obtain financing would have a material adverse effect on our business, operations and financial condition and would jeopardize our ability to continue our operations. If we do raise additional funds by issuing equity securities, further dilution to existing stockholders would result, and future investors may be granted rights superior to those of existing stockholders.

Risks Relating To Our Current Financing Arrangement

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of December 7, 2005, we had 66,882,721 shares of common stock issued and outstanding, secured convertible notes outstanding issued pursuant to the Securities Purchase Agreement dated November 18, 2005 that may be converted into an estimated 9,090,909 shares of common stock at current market prices and outstanding warrants to purchase 2,000,000 shares of common stock issued pursuant to the Securities Purchase Agreement dated November 18, 2005. Additionally, we have an obligation pursuant to the Securities Purchase Agreement dated November 18, 2005 and amended on December 14, 2005, to sell $750,000 in convertible notes within five days of filing this registration statement that may be converted into an estimated 6,818,182 shares of common stock at current market prices and issue warrants to purchase 1,500,000 shares and to sell $750,000 in secured convertible notes within five days of this registration statement being declared effective that may be converted into an estimated 6,818,182 shares of common stock at current market prices and issue warrants to purchase 1,500,000 shares of common stock in the near future. In addition, the number of shares of common stock issuable upon conversion of the outstanding secured convertible notes issued pursuant to the Securities Purchase Agreement dated November 18, 2005 and amended on December 14, 2005 may increase if the market price of our stock declines. All of the shares registered pursuant to this registration statement, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be resold without restriction pursuant to this registration statement once the registration statement is declared effective. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our secured convertible notes could require us to issue a substantially grater number of shares, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon conversion of our secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our secured convertible notes (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of December 15, 2005 of $0.20.

% Below Market	Price Per Share	With Discount at 55%	Number of Shares Issuable	% of Outstanding Stock

25%	$.15	.0825	30,303,030	31.18%
50%	$.10	.055	45,454,546	40.46%
75%	$.05	.0275	90,909,091	57.61%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our secured convertible notes may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

The secured convertible notes are convertible into shares of our common stock at 55% of the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors, however, the purchasers of the secured convertible notes have contractually agreed that while any portion of the secured convertible notes are outstanding, they will not enter into or effect any short sales in our common stock. Short sales by other investors could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of secured convertible notes and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the secured convertible notes and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In the event that our stock price declines, the shares of common stock allocated for conversion of the secured convertible notes and registered pursuant to this registration statement may not be adequate and we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible notes. Accordingly, we have allocated and registered 45,454,546 shares to cover the conversion of the secured convertible notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible notes and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If we are required for any reason to repay our outstanding secured convertible notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the secured convertible notes, if required, could result in legal action against us, which could require the sale of substantial assets.

In November 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,500,000 principal amount of secured convertible notes. The Securities Purchase Agreement was amended on December 14, 2005 to increase the amount of the notes to $2,500,000 and increase the warrants to 5,000,000. The secured convertible notes are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $1,000,000 secured convertible notes outstanding, the investors are obligated to purchase additional secured convertible notes in the aggregate of $1,500,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an event of default occurs under the securities purchase agreement, secured convertible notes, warrants, security agreement or intellectual property security agreement, the investors could take possession of all our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property.

In connection with the Securities Purchase Agreements we entered into in November 2005, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements and Intellectual Property Security Agreements state that if an event of default occurs under the Securities Purchase Agreement, Secured Convertible Notes, Warrants, Security Agreements or Intellectual Property Security Agreements, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

We are obligated to pay liquidated damages as a result of our failure to have this registration statement declared effective prior to March 18, 2006, and the payment of liquidated damages will either result in depleting our working capital or issuance of shares of common stock which would cause dilution tour existing shareholders.

Pursuant to the terms of our registration rights agreement entered into in connection with our Securities Purchase Agreement dated November 18, 2005, if we did not have a registration statement registering the shares underlying the secured convertible notes and warrants declared effective on or before March 16, 2006, we are obligated to pay liquidated damages in the amount of 2.0% per month of the face amount of the issued and outstanding secured convertible notes outstanding, which equals $35,000, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Assuming that we are decided to pay liquidated damages for one month on April 17, 2006, the $35,000 (2.0% of the $1,750,000 of secured convertible notes outstanding on March 16, 2006) on April 17, 2006, would result in the issuance of approximately 318,182 shares of common stock. The issuance of shares upon payment of liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering. As of the date hereof, the investors have not demanded payment of the liquidated damages and we have not determined if we will make such liquidated damages payments in cash, stock or a combination of both.

Risks Relating to Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 5,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered for resale pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds of $1,000,000 from the sale of the secured convertible notes and the investors are obligated to provide us with an additional $750,000 within five days of this registration statement being filed and an additional $750,000 within five days of this registration statement being declared effective. The proceeds received from the sale of the secured convertible notes will be used for business development purposes and working capital needs.

Securities Purchase Agreement, As Amended

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on November 18, 2005 and amended on December 14, 2005 for the sale of (i) $2,500,000 in secured convertible notes and (ii) warrants to purchase 5,000,000 shares of our common stock. The four accredited investors, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC subscribed for 11.9%, 32.6%, 54% and 1.5%, respectively, of the total offering. Each accredited investor purchased, or will purchase, such percentage of each closing under the Securities Purchase Agreement.

This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $2,500,000 as follows:

•	$1,000,000 was disbursed on November 18, 2005;
•	$750,000 will be disbursed within five days of filing this registration statement; and
•	$750,000 will be disbursed within five days of the effectiveness of this registration statement.

Accordingly, we have received a total of $1,000,000 pursuant to the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, we have issued 2,000,000 warrants to purchase shares of common stock and we are obligated to issue 3,000,000 additional warrants together with $1,500,000 in secured convertible notes within two days from the effective date of this registration statement.

The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors’ option, at 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $.20 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 135% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 145% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes in any month in which the current price of our common stock is below $.20. Under the terms of the partial call option, we have the right to pay the outstanding principal amount of the secured convertible notes plus one-month’s interest for that month, which will stay any conversions of the secured convertible notes by the holders for that month. The principal amount of the secured convertible notes to be repaid is determined by dividing the then outstanding principal amount of the notes by the maturity of the notes in months, or 36, multiplied by 104%.

The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distributed the final $500,000. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the secured convertible notes) under the secured convertible notes;

•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;

•
The failure by us to observe or perform any of our obligations under the Security Agreement or in the Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the investors; and

•	Any breach of, or default under, the Warrants.

An event of default under the secured convertible notes occurs if we:

•	Fail to pay the principal or interest when due;

•	Do not issue shares of common stock upon receipt of a conversion notice;

•	Fail to file a registration statement within 30 days after November 18, 2005 or fail to have the registration statement effective within 120 days after November 18, 2005;

•	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;

•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;

•
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries’ property or business, or such a receiver or trustee shall otherwise be appointed;

•
Have any money judgment, writ or similar process entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the investors;

•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

•
Fail to maintain the listing of our common stock on one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

•	Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement.

Upon occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors shall have the right to exercise all of the remedies conferred under the Security Agreement, the Intellectual Property and under the secured convertible notes, and the investors shall have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located).

The investors shall have the following rights and powers:

•
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

•
To operate our business using the collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The warrants are exercisable until five years from the date of issuance at a purchase price of $.25 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered for resale pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the secured convertible notes issued pursuant to the Securities Purchase Agreement, dated November 18, 2005 and amended on December 14, 2003.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position.

In connection with the Securities Purchase Agreement dated November 18, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we did not file the registration statement by December 18, 2005, or if we did not have the registration statement declared effective on or before March 6, 2006, we are obligated to pay liquidated damages in the amount of 2.0% per month of the face amount of the issued and outstanding secured convertible notes, which equals $35,000, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Assuming that we are decided to pay liquidated damages for one month on April 17, 2006, the $35,000 (2.0% of the $1,750,000 of secured convertible notes outstanding on March 16, 2006) on April 17, 2006, would result in the issuance of approximately 318,182 shares of common stock. As of the date hereof, the investors have not demanded payment of the liquidated damages and we have not determined if we will make such liquidated damages payments in cash, stock or a combination of both.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrant and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

A complete copy of the Securities Purchase Agreements and related documents are incorporated by reference as exhibits to our Form SB-2 registration statement relating to this prospectus.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $2,500,000 of secured convertible notes on December 15, 2005, at a conversion price of $0.11, the number of shares issuable upon conversion would be:

$2,500,000/$0.11 = 45,954,546 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of December 15, 2005 of $0.20.

% Below Market	Price Per Share	With Discount at 55%	Number of Shares Issuable	% of Outstanding Stock

25%	$.15	.0825	30,303,030	31.18%
50%	$.10	.055	45,454,546	40.46%
75%	$.05	.0275	90,909,091	57.61%

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Furia is authorized to issue 200,000,000 shares of Common Stock, $.001 par value per share. At December 15, 2005, there were 66,882,721 shares of Common Stock issued and outstanding that were held by 779 stockholders of record.

The Common Stock of Furia is traded on the NASD Electronic Bulletin Board over-the -counter market (OTC-BB), and is quoted under the symbol “FURA”.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters voted upon by the stockholders, including the election of directors. The holders of Common Stock have no preemptive rights to purchase or subscribe for any stock of Furia now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. Upon any liquidation of Furia, the holders of Common Stock are entitled to share ratably in assets available for distribution to such stockholders. Holders of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Preferred Stock

Furia’s Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $.001 par value.

Furia has issued 500,000 shares of its convertible preferred stock in connection with the acquisition of Fronthaul Inc. in August 2004. Each outstanding share of preferred stock is convertible into 100 shares of the Common Stock of Furia, for an aggregate of 50,000,000 shares of Common Stock.

Dividend Restrictions

The terms of future instruments governing the future indebtedness of Furia may contain restrictions on the payment of dividends and the making of distributions on its capital stock (other than stock dividends) and the purchase or redemption of outstanding capital stock of Furia. By reason of these restrictions, Furia may be unable to pay dividends on its Common Stock for some period in the future, which cannot presently be estimated.

Furia has not declared or paid any dividends on its Common Stock and presently does not presently expect to declare or pay any such dividends the foreseeable future. Furia has not yet formulated a future dividend policy in the event restrictions on its ability to pay dividends are created.

Transfer Agent and Registrar

The transfer agent and registrar of Furia is Integrity Stock Transfer, 2920 N. Green Valley Parkway, Building 5, Suite 527, Las Vegas, NV 89014; telephone (877) 317-7757.

Market Price

The following table sets forth the range of high and low closing bid prices per share of the Common Stock of Furia (trading symbol FURA) for the periods indicated (reflecting inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions) on the NASD Electronic Bulletin Board over-the-counter market.

	High Closing Bid Prices		Low Closing Bid Prices
Year Ended December 31, 2004
1st Quarter	$	None	$	None
2nd Quarter	$	None	$	None
3rd Quarter	$	None	$	None
4th Quarter	$	None	$	None
Year Ending December 31,2005
1st Quarter	$	None	$	None
2nd Quarter		$.60		$.27
3rd Quarter		$.29		$.11

While the trading price of Furia’s Common Stock is below $5.00 per share, the Common Stock is considered to be “penny stocks” that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the broker-dealer’s and sales representatives’ compensation; and (d) providing to customers monthly account statements.

Stock Option, SAR and Stock Bonus Plan

Effective August 16, 2005, Furia adopted and approved its 2005 Incentive Stock Plan (the “Plan”), which reserved 10,000,000 shares of its Common Stock for issuance under the Plan. The Plan allows us to issue awards of incentive and non-qualified stock options, stock appreciation rights, and stock bonuses to consultants of Furia, which may be subject to restrictions.

BUSINESS
Overview

The Furia Organization, Inc. (“Furia”) was incorporated under the corporate laws of the State of Delaware on June 26, 1984, originally with the corporate name of Furia, Oringer Productions, Inc. By 1991, Furia had transferred, assigned and disposed of all of its former entertainment properties. In April 1994, Pat Fashions Industries, Inc. (“PFI”), a subsidiary and then only operating entity of Furia, filed a Petition in Bankruptcy under Chapter 11 seeking the reorganization of PFI. The Chapter 11 proceeding was subsequently converted to a Chapter 7 proceeding and PFI was then liquidated. Thereafter, Furia became an inactive public company shell without any significant assets or operations.

Furia currently offers comprehensive truck brokerage, logistics, and intermodal transportation services through its subsidiaries Fronthaul, Inc., Loadsource Logistics, Inc., and Fronthaul Intermodal, LLC.

On August 26, 2004, Furia completed the acquisition of Fronthaul, Inc., a privately held Nevada corporation (“Fronthaul”). Furia entered into a definitive acquisition agreement with Fronthaul and its principal shareholders to acquire all of the capital stock of Fronthaul in exchange for the issuance of common and preferred stock of Furia. As a result of the transaction, Fronthaul became a wholly-owned subsidiary of Furia. Fronthaul was incorporated on June 9, 2004. Fronthaul is an Internet-based, business-to-business information exchange, which provides a centralized database of freight load information accessible by any enabled wireless device or through the Internet. Its objective is to integrate the existing freight industry players with wireless and Internet technologies, creating a dynamic real-time communication exchange for the transportation industry. At the closing, an aggregate of 20,000,000 shares of Furia’s Common Stock and 500,000 shares of its Preferred Stock were authorized for issuance to the shareholders of Fronthaul. The Common Stock issued to the shareholders of Fronthaul represented 69.6% of the 28,742,842 shares of its then outstanding post-closing Common Stock. The Preferred Stock issued to the Fronthaul shareholders is convertible, at the option of the holders, into shares of Furia’s Common Stock at the rate of 100 shares of Common Stock for each share of Preferred Stock. Such right of conversion is based upon the following formula:

1)	Upon Furia achieving revenues of $250,000 within twelve (12) months from the date of acquisition, an aggregate of 25% of the Preferred Stock may be converted;

2)	Upon Furia achieving revenues of $500,000 within twelve (12) months from the date of acquisition, an aggregate of 50% of the Preferred Stock may be converted; and

3)	Upon Furia achieving revenues of $750,000 within twelve (12) months from the date of acquisition, an aggregate of 100% of the Preferred Stock may be converted.

On the one year anniversary from the date of acquisition (“Anniversary Date”), should Furia fail to achieve any or all of the revenue thresholds, Furia shall redeem the unconverted Preferred Stock at a price of $.50 per share. Should Furia fail to redeem any or all of the unconverted Preferred Stock within 30 days from the Anniversary Date, then the shareholder, without regard to the revenue requirements set forth above may, at any time thereafter, convert the Preferred Stock to Common Stock as described above.

On September 1, 2004, Furia completed the acquisition of Loadsource, Inc., a privately held Tennessee corporation (“Loadsource”). Furia entered into a definitive acquisition agreement with Loadsource and its principal shareholders to acquire all of the capital stock of Loadsource. Furia entered into agreements with the shareholders of Loadsource to acquire all of the issued and outstanding capital shares of Loadsource for the aggregate sum of $311, 580. The capital shares of Loadsource have been transferred to Furia and the transaction to become consummated at the completion of financing or a suitable conclusion for all parties.

Services Provided

Furia’s transportation services can be broadly placed into the following categories:

Truck Brokerage (Highway Services). Through its Fronthaul subsidiary, Furia matches drivers and truck loads together. Shippers/brokers access the load board and input the appropriate data for their loads. Drivers access the loads via any wireless device or call Fronthaul’s call center. This program incorporates a unique driver/shipper feedback system very similar to eBay that can be connected to any database. Fronthaul collects a flat rate fee for the service. More than 600 drivers currently participate in this program. Drivers are motivated to utilize the service as it also provides them with the opportunity to gain residual income through the unique network-marketing component of Fronthaul’s brokerage service. (Approximately 20% of total sales revenues).

Logistics. Loadsource is a motor carrier. Loadsource moves its contracted shipper’s loads with leased trucks and trailers driven by drivers hired by Loadsource. More than 280 trucks and 420+ trailers are part of Loadsource’s leased fleet. Furia’s contracted shippers include Coors Brewing Company and Swift & Company (approximately 80% of total sales revenue). This component of Furia interfaces seamlessly with Fronthaul as the drivers are recruited from the Fronthaul database, and Fronthaul’s load matching service facilitates the probability that the Loadsource trucks are full on their return trips.

Intermodal. Furia is engaged in providing Intermodal transportation services to its customers, a Freight Forwarder business. For example Furia utilizes Intermodal services to move freight from the Coors brewery to the rail, by rail to the destination city, and the local distributor. As no driver or tractor is needed to move these loads, Intermodal services are cost effective. Intermodal services also access air and ship cargo to meet the specific needs of our clients.

Furia, through its wholly-owned subsidiaries, has developed a load matching service for the transportation freight industry. Furia uses its client base of drivers to move its loads derived from brokers and shippers. Furia’s load matching services enable its customers to focus their energies on manufacturing while Furia efficiently handles their shipping needs.

Fronthaul is establishing a database of freight loads in amended formation. Fronthaul is populating its database with existing freight portals, shippers, logistic professionals, freight brokers and truckers.

Load matching is beneficial to truckers in that they can:

•	maximize loaded miles;
•	reduce layover time;
•	increase client bases;
•	and optimize their resources.

Load matching is beneficial to the shippers in that they can:

•	Batch uploads
•	Post shipments for free;
•	Reduce call time;
•	Increase productivity; and
•	Broaden their carrier base.

Fronthaul has developed two approaches to match shippers and truckers, Portal Exchange and Direct Shipper Usage.

The Portal Exchange model operates as follows:

•	Freight portals list loads available on the Fronthaul exchange through automated interfaces;
•	The Fronthaul exchange service will match tendered loads with stored truckers requests, automatically sending a message to matching truckers;
•	Interested truckers will then commit to the desired loads through their mobile phone, PDA or through the Internet;
•	Load confirmations will then be sent to originating freight portal or shipper as well as the trucker; and
•	Ongoing load communications will then be handled directly between the trucker and shipper.

The Direct Shipper Usage model operates as follows:

•	Shippers enter load information directly into Fronthaul’s database; and
•	loads will then be automatically matched, messages sent and loads registered.

Fronthaul charges the shipper a flat rate per mile for all loads shipped utilizing its load matching services.

Fronthaul believes that its business model can only be successful if the truck drivers are motivated to participate.

In order to secure the truck drivers’ participation, Fronthaul provides them with the opportunity to enhance their income in two ways:

•	increased number of quality loads; and
•	residual income through network marketing of Fronthaul’ s load matching service.

In addition, Fronthaul provides truckers (a) training for new members and sponsors, (b) bonuses for individuals who perform above the standard criteria, and (c) discounts on items such as fuel, healthcare and life insurance.

Fronthaul expects that shippers will benefit from its matching services by reducing shipping costs. Utilizing Fronthaul load matching service will provide shippers with an easy-to- use interface and access to the national truck driver pool. As a result, shippers have access to more cost effective transportation options and availability.

Fronthaul has also created a driver rating system so that shippers can evaluate and utilize the best truck drivers available.

Once a truck driver and a shipper are matched utilizing Fronthaul’s matching service, rates are typically negotiated between the shipper and the trucker and are based on the type of freight to be hauled, the length of the haul, the area of delivery and other unique aspects of the load.

Marketing and Customers

Furia’s system of services is designed to address the problem that at any given time approximately 50% of trucks on the road are empty. Furia’s combination of brokerage, logistics, and Intermodal services can reduce this inefficient aspect of the transportation freight industry. The advantages that Furia brings to its customers are its de-facto Internet portal for Intermodal, land, air, and sea freight load information that is accessible through any wireless device, and the Fronthaul referral based marketing program that has not previously been done commercially in the transportation freight industry.

Key aspects that contribute to Furia’s business are its Driver/Shipper Feedback System, reasonable fees, and exemplary customer service. Furia pays its drivers well and seeks to create a community of satisfied drivers making residual income.

Risk Management and Insurance

To cover freight loss or damage when a carrier’s liability cannot be established or a carrier’s insurance is insufficient to cover the claim, Furia carries its own cargo insurance with a limit of $100,000 per container or trailer and a limit of $1,000,005 in the aggregate.

Government Regulation

Furia is licensed by the U.S. Department of Transportation as a broker in arranging for the transportation of general commodities by motor vehicle. To the extent that it performs truck brokerage services, Furia does so under these licenses. The Department of Transportation prescribes qualifications for acting in this capacity, including a $10,000 surety bond that Furia has posted through its subsidiary Fronthaul Inc. To date, compliance with these regulations has not had a material adverse effect on its results of operations or financial condition of Furia. However, the transportation industry is subject to legislative or regulatory changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and cost of providing, transportation services.

Competition

The transportation services industry is highly competitive. Furia competes against other IMCs, logistics companies, third party brokers, trucking companies and railroads that market their own Intermodal services. Competition is based primarily on freight rates, quality of service, reliability, transit time and scope of operations. Several transportation service companies and trucking companies, and all of the major railroads, have substantially greater financial and other resources than Furia does.

Employees

As of June 30, 2005, Furia had five full-time employees. Furia’s management team includes persons with proven success in the internet and transportation industries. Furia is not a party to any collective bargaining agreement and considers its relationship with its employees to be satisfactory.

Periodic Reports

Upon written request, our annual report to the U.S. Securities and Exchange Commission on Form 10-KSB for the fiscal year ended June 30, 2005, and its subsequent quarterly reports on Form lO-QSB will be furnished to the stockholders of Furia free of charge by writing to: The Furia Organization, Inc., 2233 Ridge Road, Suite 102, Rockwall, TX 75087.

Marketing and Customers

Furia is the only known referral based marketing transportation logistics Brokerage Company and currently has over 600 driver members. Furia expects to grow its business specifically in the areas of distribution of flatbed, dry van and refrigerated loads.

Furia believes that fostering long-term customer relationships is critical to our success. Through these long-term relationships, Furia is able to better understand its customers’ needs and tailor its transportation services to the specific customer, regardless of the customer’s size or volume.

Furia services customers in a wide variety of industries, including beer, meat, consumer products, retail, paper products, manufactured products, automotive parts and electronic equipment.

Management Information Systems

A primary component of our business strategy is the continued improvement of our Network Management System and other technology to enable Furia to become a leader among transportation providers in information processing for transportation services. Our Network Management System consists of Our Network Management System consists of internal and external server farms to handle virtually any amount of data and transaction sets.

DESCRIPTION OF PROPERTY

Furia leases its principal executive offices, which are located at 2233 Ridge Road, Suite 102, Rockwall, TX 75087. The offices are comprised of approximately 2,600 square feet which is adequate for the current operations of Furia. The lease is for a term of 6 months, expiring in March, 2006, with a monthly rent of $ 3,733.

LEGAL PROCEEDINGS

We are not a party to any legal or administrative proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risks Relating to Our Business,”“Description of Business” and elsewhere in this document. See “Forward-Looking Statements.”

Background

Critical Accounting Policies and Estimates:

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to contingencies, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policy, among others, involves the more significant judgments and estimates used in the preparation of our consolidated financial statements.

We account for compensation costs associated with stock options and warrants issued to non-employees using the fair-value based method prescribed by Financial Accounting Standard No. 123 - Accounting for Stock-Based Compensation. We use the tri-nominal options-pricing model to determine the fair value of these instruments as well as to determine the values of options granted to certain lenders by the principal stockholder. The following estimates are used for grants in fiscal years 2004 and 2005: Expected future volatility over the expected lives of these instruments is estimated to mirror historical experience of 75%; expected lives of 2 years is estimated based on management’s judgment of the time period by which these instruments will be exercised.

Plan of Operations

We are a Delaware corporation that provides transportation services in the following categories:

•	Truck Brokerage: Through our wholly owned subsidiary, Fronthaul, we match truck drivers with loads, we collect a flat rate for this service.

•
Logistics: Through our wholly owned subsidiary, Loadsource, we act as a motor carrier. Loadsource moves its contracted shipper’s load with leased trucks and trailers driven by drivers hired by Loadsource.

•	Intermodal: Freight forwarding business.

Three months ended September 30, 2005 compared with three months ended September 30, 2004

Revenues. The Company had revenues of $79,914 during the quarter ended September 30, 2005, compared to revenues of $1,000 in the quarter ended September 30, 2004. The increase in revenues is due to the commencement of trucking activities.

Cost of operations. The Company had cost of operations of $86,531 during the quarter ended September 30, 2005, compared to cost of operations of $0 in the quarter ended September 30, 2004. This increase is due to the cost related to trucking activities.

Selling, General and Administrative Expenses. General and administrative expenses increased to $3,430,336 in the three month period ended September 30, 2005, from $180,758 in the three month period ended September 30, 2004. This increase is principally attributable to consulting fees of $3,214,300 and additional administrative expenses incurred related to the acquisition of various subsidiaries and accompanying trucking operations.

Interest and Financing Fees. The Company incurred interest and financing fees of $743 during the quarter ended September 30, 2005.

Results of Operations. The net loss of the Company increased to $(3,450,210) during the three month period ended September 30, 2005, as compared with a loss of $(179,758) during the same period of 2004, an increase that was due primarily to the Company beginning trucking operations.

The following table sets forth certain operating information regarding the Company for the three months ended September 30, 2005 and 2004:

	Three Months Ended September 30
	2005	2004
	(unaudited)
Revenues	$79,914	$1,000
Cost of operations	$86,531	—
Total operating expenses	$3,442,850	$180,758
Net Profit (Loss)	$ (3,450,210)	$(179,758)
Net income (loss) per share	$(.07)	$(.01)

Year Ended June 30, 2005 Compared to 2004

The following table sets forth certain comparative operating information regarding Furia:
	Year Ended June 30,
	2005	2004
Sales	$548,858	$0
Cost of Goods Sold, net of depreciation	115,293	0
Gross Profit	433,565	0
Operating Expenses
Selling, general and administrative	1,319,536	0
Depreciation	25,533	0
Total Operating Expenses	1,345,069	0
(Loss) from Operations	(911,504)	0
Net (loss)	(545,786)	0
Basic Earning (loss) per Share	$(.015)	0

Revenues

Total revenues for fiscal years 2005 and 2004 were $146,125 and $0, respectively, as the operations of Furia were inactive during fiscal 2004.

Selling, General and Administrative Expenses

General and administrative expenses increased from $0 in fiscal year 2004 to $ 1,319,536 in the fiscal year ended June 30, 2005. This increase is principally attributable to the acquisition of several trucking operations during the fiscal year ended June 30, 2005 compared to no significant operations in the fiscal year ended June 30, 2004.

Net Loss

        The net loss of the Company increased to $(545,786) during the fiscal year ended June 30, 2005, as compared with a loss of $(0) during the fiscal year ended June 30, 2004. This increase is principally attributable to the acquisition of several trucking operations during the fiscal year ended June 30, 2005.

Capital Resources

Furia’s capital resources were provided primarily by the private placement sale of its Common Stock. The net proceeds of these sales were $$1,471,521 in cash during the fiscal year ended June 30, 2005. The ability of Furia to satisfy its obligations will depend in part upon its ability to successfully complete the offer and sale of additional shares of its Common Stock and in part upon its ability to reach a profitable level of operations.

Plan of Operations

        Because of the costs of development of its truck hauling systems, Furia expects that it will incur a loss during its fiscal year ending June 30, 2006.

        Furia believes that additional equity capital will be required to accomplish its plan of operations during the next 12 months. As a result, Furia intends to sell its Common Stock to further capitalize Furia, and may also borrow from banks and others to the extent necessary to provide liquidity for its operations, although no arrangements for any borrowings have been made.

Furia has maintained and conducted its development activities and incurred associated costs consistent with its plan of operations in order to develop its trucking services business. Furia expects to incur losses in the further development of its business operations.

Uncertainties; Going Concern

The financial statements are presented on the basis that Furia is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. Management believes that current plans to expand Furia’s operations and a combination of its financing and capital raising plans will provide sufficient working capital to allow Furia to continue as a going concern.

Costs of Conducting Business

Furia will be required to incur substantial costs for further development and expansion of its business, for establishing additional marketing for its operations and services, and related costs. A substantial portion of those costs must be paid whether or not any of its business plan proves to be commercially successful on a broad scale. The ability to generate a profit depends, among other factors, on the amount of equipment leasing and acquisition costs incurred, the amount of revenues from the hauling operations and services of Furia, and its operating costs.

Competition

The trucking business is highly competitive. Companies in the industry have substantially greater financial, marketing, and technical resources than Furia. Further, the entry into this industry does not necessarily require a large capital expenditure and, accordingly, it can be expected that additional competitors may enter the industry in the future. It may be particularly difficult for a relatively small independent company to compete with larger companies, which have significantly greater resources. Furia may not be able to successfully compete if such an environment develops.

Contracts

There can be no assurance that Furia Company will be able to obtain sufficient and suitable contracts to successfully complete its business plan.

Fluctuations in Operating Results

Furia’s revenues and results of operations may vary significantly in the future. Furia’s revenues and results of operations are difficult to forecast and could be adversely affected by many factors, some of which are outside the control of Furia, including, among others, the expected relatively long sales and implementation cycles for Furia’s operations; the size and timing of individual license transactions and joint venture arrangements; seasonality of revenues; changes in Furia’s operating expenses; timing of introduction or enhancement of its systems by Furia or its competitors; technological changes in technology; personnel changes and difficulties in attracting and retaining qualified drivers, sales, marketing, technical and consulting personnel; changes in customers’ budgeting cycles; quality control of services sold; and economic conditions generally and in specific industry segments, particularly the trucking industry.

There can be no assurance that Furia’s services will achieve broad market acceptance or that Furia will be successful in marketing its services or enhancements thereto. In the event that Furia’s current or future competitors release new services that have more advanced features, offer better performance or are more price competitive than Furia’s services, demand for Furia’s services would decline. A decline in demand for, or market acceptance of, Furia’s services or other products as a result of competition, technological change, or other factors would have material adverse effects on Furia’s business, financial condition and results of operations.

Seasonality

Furia does not expect to experience material seasonal variations in revenues or operating costs, except that the winter season can be expected to cause some disruption in the operations of Furia due to bad weather.

Capital Expenditures, Capital Resources and Liquidity

The following summary table (unaudited) presents comparative cash flows of the Company for the periods indicated.

	Three Months Ended September 30
	2005	2004
	(Unaudited)
Net cash provided by (used in) operating activities	$(108,272)	$(179,758)
Net cash provided by (used in) investing activities	$1,863	$(42,536)
Net cash provided by (used in) financing activities	$(2,143)	$239,265

Capital Expenditures and Liquidity and Capital Resources. The Company’s capital resources have historically been provided by the sale of its Common Stock and by short-term loans.

The Company intends to raise additional capital through an offering of its Common Stock or other securities to provide additional working capital to fund future operations.

At September 30, 2005, the Company had current assets of $56,960, and current liabilities of $312,708, resulting in a working capital deficit of $(255,748).

Net cash used in operating activities decreased $71,486 for the three months ended September 30, 2005 to $108,272, from $179,758 for the three months ended September 30, 2004. The decrease in net cash used in operating activities was due primarily to the increase in accounts payable and advances from a related party.

Contractual Obligations

The following table is a summary of the Company’s contractual obligations as of September 30, 2005:

	Total	Less Than One Year	1-3 Years	Thereafter
Operating Leases	$148,854	$47,214	$101,640	—

Other Long-Term Obligations	$72,710	$14,761	$57,949	—

Total contractual obligations	$221,564	$61,975	$159,589	—

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on November 18, 2005 and amended on December 14, 2005 for the sale of (i) $2,500,000 in secured convertible notes and (ii) warrants to buy 5,000,000 shares of our common stock. The four accredited investors, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC subscribed for 11.9%, 32.6%, 54% and 1.5%, respectively, of the total offering. Each accredited investor purchased, or will purchase, such percentage of each closing under the Securities Purchase Agreement.

The investors are obligated to provide us with an aggregate of $2,500,000 as follows:

•	$1,000,000 was disbursed on November 18, 2005;
•	$750,000 will be disbursed within five days of the filing of this registration statement; and
•	$750,000 will be disbursed within five days of the effectiveness of this registration statement.

Accordingly, we have received a total of $1,000,000 pursuant to the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, we have issued 2,000,000 warrants to purchase shares of common stock and we are obligated to issue 3,000,000 additional warrants together with $1,500,000 in secured convertible notes within two days from the effective date of this registration statement.

The proceeds received from the sale of the secured convertible notes were used for business development purposes and working capital needs.

The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors’ option, at 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.25 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

Since the conversion price will be less than the market price of the common stock at the time the secured convertible notes are issued, we recognized a charge relating to the beneficial conversion feature of the secured convertible notes during the quarter in which they are issued, including the fourth quarter of fiscal 2005 when $1,000,000 of secured convertible notes were issued.

In connection with the Securities Purchase Agreement dated November 18, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we did not file the registration statement by December 18, 2005, or if we did not have the registration statement declared effective on or before March 16, 2006, we are obligated to pay liquidated damages in the amount of 2.0% per month of the face amount of the issued and outstanding secured convertible notes, which equals $35,000, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Assuming that we are decided to pay liquidated damages for one month on April 17, 2006, the $35,000 (2.0% of the $1,750,000 of secured convertible notes outstanding on March 16, 2006) on April 17, 2006, would result in the issuance of approximately 318,182 shares of common stock. As of the date hereof, the investors have not demanded payment of the liquidated damages and we have not determined if we will make such liquidated damages payments in cash, stock or a combination of both.

We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

IN ADDITION TO HISTORICAL INFORMATION, MANAGEMENT’S DISCUSSION AND ANALYSIS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THOSE RELATED TO THE GROWTH AND STRATEGIES, FUTURE OPERATING RESULTS AND FINANCIAL POSITION AS WELL AS ECONOMIC AND MARKET EVENTS AND TRENDS OF THE COMPANY. ALL FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY, INCLUDING SUCH STATEMENTS HEREIN, INCLUDE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON FACTORS BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THE COMPANY’S ACTUAL RESULTS AND FINANCIAL POSITION COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENT AS A RESULT OF VARIOUS FACTORS, INCLUDING WITHOUT LIMITATION FACTORS DESCRIBED IN THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION REGARDING RISKS AFFECTING
THE COMPANY’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. We are in the process of evaluating the impact of this pronouncement on our financial statement.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115 “ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.” EITF No. 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures bout unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF 03-01; however, the disclosure requirements remain effective for annual reports ending after June 15, 2004. We will evaluate the impact of EITF 03-01 once final guidance is issued.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to employees, and amends FASB Statement No. 95, Statement of Cash Flows. The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition. We will be required to adopt Statement 123(R) at the beginning of our quarter ending March 31, 2006. We have not determined what financial statement impact Statement 123(R) will have on us.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.
MANAGEMENT

Directors and Officers. The following table sets forth certain information regarding the only executive officer and director of Furia. All officers serve at the pleasure of the Board of Directors. Directors serve until the election and qualification of their successors.

Name	Age	Positions Held

Michael D. Alexander	37	Chairman of the Board, Chief Executive
		Officer, President, and Director

Randy Moseley	58	Chief Financial Officer and Executive Vice President

Mr. Alexander became the Chief Executive Officer, President, and a director of Furia on August 26, 2004. From June 2004 to the present, Mr. Alexander has been the President of Fronthaul, Inc., a wholly owned subsidiary of Furia that was acquired by Furia during August 2004. Mr. Alexander is also the Managing Member of Loadsource Logistics, L.L.C. and Fronthaul Intermodal, L.L.C., wholly owned subsidiaries of Furia. From September 2003 to June 1, 2004, Mr. Alexander was a process analyst for Citigroup. From August 2000 to September 2003, he was a computer consultant with Cyber Communications.

Mr. Moseley became the Chief Financial Officer and Executive Vice President of Furia on December 12, 2005. Mr. Moseley is also currently Executive Vice President and Chief Financial Officer of Urban Television Network Corporation, which position he has held since 2001 when he co-founded the network. Prior to 2001, Mr. Moseley served as Executive Vice President and Chief Financial Officer of Tensor Information Systems, Inc., a custom software development company based in Fort Worth, Texas from November 1999 - June 2001. Prior to joining Tensor, Mr. Moseley served as Executive Vice President and Chief Financial Officer for American Independent Network, Inc. (“AIN”), a network for independent Broadcast television stations and cable operators. AIN merged with Hispanic Television Network, Inc. in November 1999 and its name changed to Hispanic Television Network, Inc. Previously, Mr. Moseley held positions with Jerry Lancaster & Associates Inc. and Ernst & Young. Mr. Moseley received a bachelor’s degree in business administration from Southern Methodist University and is a certified public accountant. Mr. Moseley has affiliations with the Texas Society of CPAs and the American Institute of CPAs.

EXECUTIVE COMPENSATION

The following table discloses compensation during the three years ended June 30, 2005, for the Chief Executive Officer of Furia.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts

						Securities
				Other		Underlying
Name and	Fiscal			Annual	Restricted	Options/	LTIP	All other
Principal Position	Year	Salary	Bonus	Compensation	Stock Awards	SARS	Payout	Compensation

Michael D. Alexander,	2005	$150,000	$0	$0	$0	$0	$0	$0
Chief Executive Officer
and Director

Michael Knapp, former	2005	$130,000	$0	$0	$0	$0	$0	$0
President

Waylon McMullen,	2005	$0	$0	$0	$0	$0	$0	$0
former Chief Executive	2004	$0	$0	$0	$0	$0	$0	$0
Officer and President

Employment Agreements

On August 28, 2004, the Company entered into an employment agreement with Michael Alexander, the Company’s Chief Executive Officer that provides for a salary of $150,000 per annum and a bonus of between 20% to 50% of his salary as determined by the Board of Directors and dependent upon the Company’s performance. Pursuant to the agreement, the Company also provides Mr. Alexander with an automobile. The agreement also provides that the number of shares of the Company’s Common Stock owned by Mr. Alexander shall never be less than 60% of the issued and outstanding shares of the company’s Common Stock. The agreement is cancelable by the Company upon 60 days written notice.

On December 12, 2005, The Furia Organization, Inc. (the “Company”) entered into a three year employment agreement with Randy Moseley who agreed to become Executive Vice President and Chief Financial Officer of the Company, effective immediately. Mr. Moseley will receive an annual base salary of $60,000, $120,000 and $120,000, respectively, over the three term of the agreement and be eligible for a discretionary bonuses as determined by the Company’s board of directors based on both individual and Company performance. On December 12, 2005 Mr. Moseley was granted 300,000 shares of the Company’s restricted common stock. The shares will vest in three equal installments on the first, second and third anniversaries of the date of employment agreement.

Stock Options

Option/SAR Grants in the Last Fiscal Year
Individual Grants

Name and Principal Position	Fiscal Year	Options/SARS Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/share)	Expiration Date

Michael Alexander,	2005	-0-	0%	0	--
CEO and President	2004	-0-	0%	0	--

Michael Knapp	2005	-0-	0%	0	--
Former President	2004	-0-	0%	0	--

Aggregated Options/SAR Exercises in Last Fiscal Year
and FY-End Options/SAR Value

Name and Principal Position		Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs At FY-End		Value of Unexercised In- The-Money Options/SARs at FY-End
	Fiscal Year			Exercisable	Unexercis- able	Exercisable	Unexercis- able

Michael Alexander,	2005	-0-	-0-	-0-	-0-	-0-	-0-
CEO and President	2004	-0-	-0-	-0-	-0-	-0-	-0-

Michael Knapp	2005	-0-	-0-	-0-	-0-	-0-	-0-
Former President	2004	-0-	-0-	-0-	-0-	-0-	-0-

Stock Compensation Plan

Furia adopted the 2005 Stock Option, SAR, and Stock Bonus Consultant Plan (the “Plan”) to be effective August 16, 2005, which authorized Furia to grant qualified and non-qualified stock options with or without stock appreciation rights to consultants (the “Participants”)of Furia. There were 10,000,000 shares of Common Stock of Furia authorized for grant to Participants designated by the Committee under the Plan. When shares are issued pursuant to the Plan, they can be sold in the public market upon issuance. Directors, officers and employees of Furia are not eligible to participate in the Plan.

Stock Plan Committee

A Stock Plan Committee of the Board of Directors administers Furia’s 2005 Stock Option, SAR and Stock Bonus Consultant Plan. Mr. Michael D. Alexander is presently the only member of the Committee.

Other Committees

Furia does not have an audit committee, compensation committee, nominating committee, an executive committee of the Board of Directors, or any other committees. However, the Board of Directors may establish various committees in the future.

Benefit Plans

Furia does not have any pension plan, profit sharing plan, or similar plans for the benefit of its officers, directors or employees. However, Furia may establish such plans in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 26, 2004, Furia acquired 100% of the issued and outstanding, from Michael D. Alexander, the current director and Chief Executive Officer of Furia. As consideration for this acquisition, Furia issued 20,000,000 shares of its Common Stock and 500,000 shares of its convertible Preferred Stock.

During March 2005, Furia issued 5,154,780 restricted shares of its Common Stock to Michael D. Alexander, the director and Chief Executive Officer of Furia, consistent with the terms of his employment agreement with Furia which provides that his stock ownership of Furia will not be less than 60% of the total issued and outstanding Common Stock of Furia.

On December 12, 2005, the Company issued 300,000 shares to Randy Moseley, the Company’s Executive Vice President and Chief Financial Officer pursuant to his employment agreement with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Furia’s shares of Common Stock held by directors and officers of Furia, and by each person known to Furia to be a beneficial owner of five percent (5%) or more of its outstanding Common Stock as of June 30, 2005.

Name and Address of	Number of	Percent of Class (1)
Beneficial Owner	Shares

Michael D. Alexander	75,154,780 (1)	78.1%
2233 Ridge Road, Suite 102
Rockwall, Texas 75087

Randy Moseley	300,000 (2)	.04%
2233 Ridge Road, Suite 102
Rockwall, Texas 75087

All directors and officers as	75,454,780 (1)	78.1%
a group (one person)

____________
(1)	Includes 50,000,000 shares of common stock that Mr. Alexander has the right to acquire under the terms of the purchase agreement between Furia and Fronthaul, Inc.
(2)	These shares vest in annual increments of 100,000 beginning December 12, 2006.

DESCRIPTION OF SECURITIES

The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

We authorized to issue to 200,000,000 shares of common stock, par value $.001 per share. As of December 8, 2005, there were 66,882,721 shares of common stock outstanding. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of fund legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets, which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no pre-emptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Our transfer agent is Integrity Stock Transfer, located in Henderson, Nevada 89014.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.0001 per share. As of December 8, 2005, there were 500,000 shares of preferred stock outstanding. The preferred stock is convertible at the option of the holder, into shares of common stock at the rate of 100 shares of common stock for each share of preferred stock.

Warrants

In connection with a Securities Purchase Agreement dated November 18, 2005 and the Amendment to the Securities Purchase Agreement dated December 14, 2005, we have issued 2,000,000 warrants to purchase shares of common stock and are obligated to issue 3,000,000 additional warrants. Pursuant to the Securities Purchase Agreement, as amended, we are required to issue an additional 1,500,000 warrants together with $750,000 in secured convertible notes within five days from the effective date of this registration statement. The warrants are exercisable until five years from the date of issuance exercisable at a purchase price of $0.25 per share. We will not receive any compensation for the issuance of the warrants, however, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 5,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered for resale pursuant to an effective registration statement.

Convertible Securities

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on November 18, 2005 and amended on December 14, 2005 for the sale of (i) $2,500,000 in secured convertible notes, and (ii) warrants to purchase 5,000,000 shares of our common stock. The four accredited investors, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC subscribed for 11.9%, 32.6%, 54% and 1.5%, respectively, of the total offering. Each accredited investor purchased, or will purchase, such percentage of each closing under the Securities Purchase Agreement.

This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $2,500,000 as follows:

•	$1,000,000 was disbursed on November 18, 2005;
•	$750,000 will be disbursed within five days of the filing of this registration statement; and
•	$750,000 will be disbursed within five days of the effectiveness of this registration statement.

Accordingly, we have received a total of $1,000,000 pursuant to the Securities Purchase Agreement, as amended. Pursuant to the Securities Purchase Agreement, as amended, we have issued 2,000,000 warrants to purchase shares of common stock and we are obligated to issue 3,000,000 additional warrants together with $1,500,000 in secured convertible notes.

The notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors’ option, at 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $.20 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 135% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 145% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes in any month in which the current price of our common stock is below $0.20. Under the terms of the partial call option, we have the right to pay the outstanding principal amount of the secured convertible notes plus one-month’s interest for that month, which will stay any conversions of the secured convertible notes by the holders for that month. The principal amount of the secured convertible notes to be repaid is determined by dividing the then outstanding principal amount of the notes by the maturity of the notes in months, or 36, multiplied by 104%.

The full principal amount of the secured convertible notes are due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance, exercisable at a purchase price of $0.25 per share. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

In connection with the Securities Purchase Agreement dated November 18, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we did not file the registration statement by December 18, 2005, or if we did not have the registration statement declared effective on or before March 16, 2006, we are obligated to pay liquidated damages in the amount of 2.0% per month of the face amount of the issued and outstanding secured convertible notes, which equals $35,000, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. Assuming that we are decided to pay liquidated damages for one month on April 17, 2006, the $35,000 (2.0% of the $1,750,000 of secured convertible notes outstanding on March 16, 2006) on April 17, 2006, would result in the issuance of approximately 318,182 shares of common stock. As of the date hereof, the investors have not demanded payment of the liquidated damages and we have not determined if we will make such liquidated damages payments in cash, stock or a combination of both.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Certificate of Incorporation.

We maintain directors and officers liability insurance with an aggregate coverage limit of $1,000,000.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;
•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;
•	an exchange distribution in accordance with the Rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

  The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (4)	Percentage of Common Stock Owned After Offering (4)

AJW Offshore, Ltd. (3)	27,245,515	28.95%	Up to 27,245,515 shares of common stock	0	-	0	-

AJW Qualified Partners, LLC (3)	16,448,182	19.7%	Up to 16,448,182 shares of common stock	0	-	0	-

AJW Partners, LLC (3)	6,004,091	8.2%	Up to 6,004,091 shares of common stock	0	-	0	-

New Millennium Capital Partners II, LLC (3)	756,758	1.1%	Up to 756,758 shares of common stock	0	-	0	-

* This column represents an estimated number based on a conversion price as of a recent date of December 14, 2005 of $.055, divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)
Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on December 14, 2005, the secured convertible notes would have had a conversion price of $.055. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)
The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(3)	Assumes that all securities registered will be sold.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sommer & Schneider LLP.

EXPERTS

Our audited financial statements at June 30, 2005 and 2004 appearing in this prospectus and registration statement have been audited by Lawrence Scharfman & Co., CPS P.C., respectively, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of The Furia Organization, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.
We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our shareholders with annual reports containing audited financial statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to The Furia Organization, Inc. and Subsidiaries are filed as part of this registration statement:

(a)	Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of June 30, 2005 and 2004

Consolidated Statement of Operations for the years ended June 30, 2005 and 2004

Consolidated Statement of Stockholders’ Equity for the years ended June 30, 2005 and 2004

Consolidated Statement of Cash Flows for the years ended June 30, 2005 and 2004

Notes to Consolidated Financial Statements

(b)	Unaudited Financial Statements

Consolidated Balance Sheet as of September 30, 2005

Consolidated Statements of Operations for the three months ended September 30, 2005 and 2004

Consolidated Statements of Cash Flows for the three months ended September 30, 2005 and 2004

Notes to Consolidated Financial Statements

The Furia Organization, Inc. and Subsidiaries

Consolidated Financial Statements

June 30, 2005

Lawrence Scharfman & Co., CPA P.C.
Certified Public Accountants

18 E. SUNRISE HIGWAY, # 203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE: (561) 733~0296
FACSIMILE: (516) 771-2598	FACSIMILE: (561) 740-0613

Mr. Michael Alexander
The Furia Organization, Inc.
2233 Ridge Road, Suite #102
Rockwall, TX., 75087

Report of Independent Registered Public Accounting Firm.

We have audited the accompanying consolidated balance sheet of the Furia Organization, Inc., the ("Company") as of June 30, 2005 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our ,audits in accordance with the standards of the Public Company Accounting Oversight Board ( United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence Supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated financial statements referred to above present fairly, in all material respects , the financial position of the Company and its subsidiaries at June 30, 2005 and 2004, and the results of their operations and its cash, flows for the years then ended in conformity with U. S. generally accepted accounting principles.

/s/Lawrence Scharfman C.P.A.
Lawrence Scharfman C. P. A.
Boynton Beach, FI.

October 10, 2005

Licensed in Florida & New York

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
as of June 30, 2005 and 2004

ASSETS
	2005	2004
CURRENT ASSETS:
Cash and cash equivalents	$165,867	$0
Accounts receivable-trade	25,675
Loans to officers	35,875
Accounts receivable - employee	1,717

Total current assets	229,134	0

PROPERTY, PLANT AND EQUIPMENT
Office Equipment	208,461
Vehicles	63,549
Less: accumulated depreciation	(25,533)

Total property, plant and equipment, net	246,477	0

OTHER ASSETS:
Goodwill	19,950
Deposits	1,863

Total other assets	21,813	0

Total Assets	$497,424	0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable-trade	$23,589
Loans payable	$121,655
Accrued liabilities	37,000

Total current liabilities	182,244	0

LONG TERM DEBT
Long term leases	60,092	0

STOCKHOLDERS' EQUITY:
Preferred stock; par value of $ 0.0001, 5,000,000 shares authorized and 500,000 outstanding	50

Common stock - 0.0001 par value; 200,000,000 authorized; 43,714,209 issued and outstanding at June 30, 2004		4,371

Common stock - 0.001 par value; 200,000,000 authorized; 46,222,721 issued and outstanding at June 30, 2005	46,223

Donated Capital	14,972	14,972
Additional paid-in capital after effect of reverse stock split,	7,857,285	6,427,616
Accumulated Deficit	(7,663,442)	(6,446,959)

Total stockholders' equity	255,088	0

Total liability and stockholders' equity	$497,424	$0

See accompany summary of accounting policies and notes to financial statements.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2005 AND 2004		Inception
		(June 26,2004)
	2004	through June 30,2005	2005

SALES	$0	$548,858	$548,858

COST OF GOODS SOLD	0	115,293	115,293

GROSS PROFIT	0	433,565	433,565

OPERATING EXPENSES:
Selling, general and administrative expenses	0	1,319,536	1,319,536
Depreciation	0	25,533	25,533

Total operating expenses	0	1,345,069	1,345,069

(LOSS) FROM OPERATIONS	0	(911,504)	(911,504)

OTHER INCOME (EXPENSE):	0	365,718	365,718

(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	0	(545,786)	(545,786)

PROVISION FOR INCOME TAXES	0	0	0

(LOSS) FROM CONTINUING OPERATIONS	0	(545,786)	(545,786)

DISCONTINUED OPERATIONS:	0	0	0

NET (LOSS)	0	$(545,786)	(545,786)

BASIC EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	0	$(0.015)	$(0.015)
Net (loss)	0	$(0.015)	$(0.015)

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING	$0	46,222,721	46,222,721

The Furia Organization, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2005 and 2004
INCREASE (DECREASE) IN CASH OR CASH EQUIVALENTS

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(545,786)	$0
Adjustments to reconcile cash flow
Depreciation	25,533	0
Decrease (Increase) in current assets:
A/R-Employee	(1,717)	0
Loan to officer	(35,875)	0
A/R-Trade	(25,675)	0
Prepaid expenses	-	0
Vendor and other deposits	-	0
Increase (Decrease) in Current liabilities:
Accounts payable	23,589	0
Loans payable	121,655
Accrued expenses	37,000	0

Net cash provided (used) by operations	(401,276)	0

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(272,010)	0
Purchase of goodwill	(19,950)
Deposits made	(1,863)	0

Net cash provided (used) by investing	(293,823)	0

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from leases	60,092	0
Proceeds from sale of common stock	1,471,521	0
Preferred Stock	50	0
Proceeds from donated capital	-	0
Prior period adjustment (03/05)	(670,697)	0

Net cash provided by financing activities	860,966	0

EFFECT OF EXCHANGE RATE	-	0

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	165,867	0

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR	-	0

CASH AND CASH EQUIVALENTS,
END OF YEAR	$165,867	$0

See accompanying summary of accounting policies and notes to the financial statements.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

	Preferred Stock		Common Stock
	as adjusted for stock split		as adjusted for stock split
			Number		Additional			Total
	Preferred	Preferred	of	Common	Paid-In	Donated	Accumulated	Stockholders'
	Shares	Stock	Shares	Stock	Capital	Capital	Deficit	Deficit
Balance
June 30,
2004	0	$-	43,714,209	$4,371	$6,427,616	$14,972	$(6,446,959)	$-
Net Loss							(159,808)	(159,808)

Issuance
Pref.
Shares	500,000	50						50

Reverse
Split			(34,971,367)	4,371	(4,371)			0

Issuance
Common			20,000,000	20,000				20,000
Shares

Balance
Sept.30,
2004	500,000	50	28,742,842	28,742	6,423,245	14,972	(6,606,767)	(139,758)
Net Loss							(274,826)	(274,826)

Issuance
Common
Shares			3,363,515	3,364	333,151			336,515

Balance
Dec.31,
2004	500,000	50	32,106,357	32,106	6,756,396	14,972	(6,881,593)	(78,069)
3/31/2005
Net Income							124,911	124,911

Issuance
Common
Shares
Balance	500,000	50	32,106,357	32,106	6,756,396	14,972	(6,756,682)	46,842

Issuance
Common
Shares			14,116,364	14,117	1,100,889			1,115,006
Adj in current year							(670,697)	(670,697)
Net loss							(236,063)	(236,063)
Balance 06/30/05	500,000	$50	46,222,721	$46,223	$7,857,285	$14,972	$(7,663,442)	$255,088
See accompanying summary of accounting policies and notes to the financial statements.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 1-BASIS OF PRESENTATION-

The accompanying audited consolidated financial statements have been prepared by The Furia Organization, Inc and subsidiaries in accordance with generally accepted accounting principles for year-end statements and with the instructions to Form 10-KSB. The information furnished in the year-end financial statements include normal recurring of adjustments and reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these year-end financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its June 30, 2004 Annual Report on Form 10-KSB. Operating results for the twelve months ended June 30, 2005 noted a significant loss of $ 545,786 during the development stage, which is not indicative of future years.

NOTE 2-BUSINESS AND REVERSE MERGER.

The Furia Organization, Inc. (the " Company") was incorporated as Furia, Oringer Productions, Inc. under the laws of the State of Delaware on June 26, 1984 for the purpose of writing and producing film and tape television programs and theatrical motion pictures. By 1991, the Company had transferred, assigned and disposed of its entertainment properties. In April, 1994, Pat Fashions Industries, Inc. ("PFI"), the Company's subsidiary and then only operating entity, filed a Petition in Bankruptcy under Chapter 11 seeking the reorganization of PFI. The Chapter 11 was converted to a Chapter 7 Proceeding and PFI was then liquidated. As a result, The Furia Organization, Inc. had no active business from 1994 to the date of the acquisition of Fronthaul, Inc. on August 26, 2004.

On August 26, 2004, the Furia Organization, Inc. (the "Company") completed the acquisition of Fronthaul, Inc., a privately held Nevada corporation ("Fronthaul"). The Company entered into a definitive acquisition agreement with Fronthaul and its shareholder to acquire all of the capital stock of Fronthaul in exchange for the issuance of common and preferred stock of the Company.

Fronthaul was incorporated on June 9, 2004. Fronthaul is an Internet-based, business-to-business information exchange, which provides a centralized database of freight load information accessible by any enabled wireless device or through the Internet. Its objective is to integrate the existing freight industry businesses with wireless and Internet technologies, creating a dynamic, real time communication exchange for the transportation industry.

As a result of the transaction, Fronthaul became a wholly-owned subsidiary of the Company. At the closing, an aggregate of 20,000,000 shares of the Company's common stock and 500,000 shares of the Company's preferred stock were authorized for issuance to the shareholder of Fronthaul. The common stock issued to the shareholder of Fronthaul represented 69.6 % of the 28,742,842 shares of the Company's common stock in total outstanding post closing shares. The preferred stock issued to the Fronthaul shareholder shall be convertible, at the option of the holder, into shares of the Company's common stock at the rate of 100 shares of common stock for each share of preferred stock, such right of conversion shall be based upon the following formula:

(i)     Upon the Company achieving revenues of $ 250,000 within twelve (12) months from the date of acquisition, aggregate of 25 % of the preferred stock may be converted;

(ii)     Upon the Company achieving revenues of $ 500,000 within twelve (12) months from the date of acquisition, an aggregate of 50 % of the preferred stock may be converted; and

(iii)     Upon the Company achieving revenues of $ 750,000 within twelve (12) months from the date of acquisition, an aggregate of 100 % of the preferred stock may be converted.

On the one-year anniversary from the date of acquisition (" Anniversary Date"), should the Company fail to achieve any or all of the revenue thresholds, the Company shall redeem the uncoverted preferred stock within 30 days from the Anniversary Date, then the shareholder, without regards to the revenue requirements set forth above, may, at any time thereafter, convert the preferred stock into common stock as hereinbefore set forth.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 3-GOING CONCERN AND MANAGEMENT'S PLANS-

The accompanying condensed consolidated financial statements were prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets. The Company, however, did have a positive cash flow of $ 165,867 at the end of June 30, 2005 , due to proceeds from investors. The Company is planning to turn around its operations through acquisition of equipment that will support its sales plan ;and with mergers with competitors for the purpose of increasing market share.

NOTE 4-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-

The financial statements include the accounts of Fronthaul, Inc. from the inception of operations in June, 2004 to June 30, 2005. These statements also include the accounts of Loadsource Logistics, LLC from March, 2005 to June 30, 2005. All inter-company balances and transactions have been eliminated in consolidation.

Principles of Consolidation

The consolidated financial statements include the accounts of Fronthaul, Inc from the inception of operations in June, 2004 to June, 2005 and of LoadSource,Inc. from inception in March, 2005 to June,2005. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Property and equipment are recorded at cost. The costs of additions, leasehold improvements, and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Revenue Recognition

Revenue recognized by Fronthaul, Inc. and Loadsource Logistics through June 30, 2005, is revenue from miscellaneous sources.

Income Taxes

The Company was not required to provide for a provision for income taxes for the twelve-month periods ended June 30, 2005 and 2004, as a result of net operating losses incurred during those periods.

Loss Per Share-

Basic net loss or gain per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented. Convertible preferred stock discussed in the notes to the consolidated financial statements were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

Fair Value of Financial Instruments

The condensed consolidated financial statements include various estimated fair value information at June 30, 2005, as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments." Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments and Loans Payable- The carrying amounts approximate fair value because of the short maturity of those instruments.

All of the Company's financial instruments are held for purposes other than trading.

Loans to Officers and RN Capital.

As of June 30, 2005 there was a loan outstanding with the Company's officer of $ 30,875 and a partner of RN Capital of $ 5,000. The latter has subsequently been paid in full. The loan to its officer is for his and his family' security resulting from a work-related incident. It is a noninterest bearing note.

Property and Equipment

As of June 30, 2005, property and equipment consists of office equipment, new telephone equipment, and computers. These assets are recorded at cost and depreciated using the straight line method over its useful life (between three and seven years) as follows:

Asset Category:	Useful life	Cost	Depreciation	A/C Dep
Telephone Equip	5yrs	$60,334	$ 7039	$7039

Office Equipment	3-7	$117,252	$ 7902	$ 7902
(Furniture, and fixtures,
and computers)
Security Equipment	7	$ 30,875	$ -0-	$ -0-
Trucks & Trailers	5yrs	$63,549	$10,592	$10,592
Total		$272,010	$ 25,533	$25,533

Interest is expensed and not capitalized.

NOTE 5: LOANS PAYABLE

Consists of a short term loan outstanding for the purchase of LoadSource, Inc. aggregating $ 121,655.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 6- STOCKHOLDERS' DEFICIT

Changes in Capital Structure

On July 2, 2004, the stockholders of the Company owning approximately 79 % of the issued and outstanding Common Stock of the Company, signed written consents, approving an Amendment to the Certificate of Incorporation of the Company which reverse split its outstanding Common Shares one-for-five and changed the number of shares of common stock the Company is authorized to issue to 200,000,000, par value

$ .001. The Amendment to the Certificate of Incorporation and the reverse split of the common shares became effective on August 17, 2004. During the period ended 12/31/04 3,363,515 shares of common stock were issued resulting in additional paid-in capital of $ 333,151. For the period ending June 30, 2005, additional 14,116,364 shares of common stock were issued resulting in additional paid-in capital of $1,100,889. This resulted in a total of 46,222,721 shares outstanding with a par value of $ 46,223.

Earnings Per Share

Securities that could potentially dilute basic earnings per share ("EPS") in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented consist of the following:

Convertible Preferred Stock

In accordance with the terms of the acquisition of Fronthaul, Inc., the Company issued 20,000,000 shares of its common stock and 500,000 shares of its preferred stock to the shareholder of Fronthaul, Inc. The preferred stock issued to the Fronthaul shareholder is convertible, at the option of the holder, into shares of the Company's common stock at the rate of 100 shares of common stock for each share of preferred stock, such right of conversion shall be based upon the following formula:
(i) Upon the Company achieving revenues of $ 250,000 within twelve (12) months from the date of acquisition, an aggregate of 25 % of the preferred stock may be converted;
(ii) Upon the Company achieving revenues of $ 500,000 within twelve (12) months from the date of acquisition, an aggregate of 50 % of the preferred stock may be converted; and
(iii) Upon the Company achieving revenues of $ 750,000 within twelve (12) months from the date of acquisition, an aggreage of 100 % of the preferred stock may be converted.

NOTE 7-COMMITMENTS AND CONTINGENCIES

Lease Obligations

-Premises-2233 Ridge Road, Rockwall, Texas 75087, Unit 102, Building B. In August, 2004, the Company entered into a 12-month lease, with a right to renew for three additional 12 month periods. The annual rent is $ 31,986, and the condo common monthly charges are $ 668.

(1)Vehicle - The Company leased a 2005 Cadillac from GMAC. Inc. for a term of 48 months. Initial payment was $ 2,000 and the 47 remaining monthly payments are $ 931.48. The Company has the option of acquiring the vehicle at the end of the term for $ 27,289

(2)Telephone Equipment- The Company purchased telephone equipment from Jabbercom for $ 60,334 of which $ 20,000 was the installation charge financed by

Graybar Electric. $ 17,019 is owed to Graybar as of 6/30/05 and due to problems

Encountered no payments have been made since Mar.'05

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 8-ACQUISITION-

On September 1, 2004, Fronthaul, Inc. in furtherance of its business plan, entered into agreements with the shareholders of LoadSource, Inc. to acquire all of the issued and outstanding capital shares of Loadsource, Inc. for the aggregate sum of $ 311,580. Under the agreement with the shareholders of Loadsource, the Company made initial payments to such parties upon the execution of the agreement and is required to make additional payments on the first day of October, 2004 through

February, 2005. On March 1, 2005, the balance of the payments (representing 75% of the purchase price) become due and payable, and we renegotiated the contract to extend the purchase deadline an additional six months. Through December 31, 2004 an aggreage of $ 34,055 has been paid by Fronthaul, Inc. to the shareholders of Loadsource, Inc.

NOTE 9-SUBSEQUENT BALANCE SHEET EVENT(STOCK OPTION PLAN)

The Furia Organization, Inc. adopted its 2005 stock option plan SAR and stock bonus consultant plan, which is explained on Exhibit 10.1. This was registered with the Securities and Exchange Commission on August 16, 2005 on Form S-8.

The Furia Organization, Inc. and Subsidiaries

Interim Consolidated Financial Statements

September 30, 2005

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2005
(UNAUDITED)

ASSETS

CURRENT ASSETS:
Cash and equivalents	$9,227
Accounts receivable-trade	46,056
Account receivable-employee	517
Prepaid expenses	1,160

Total current assets	56,960

PROPERTY, PLANT, AND EQUIPMENT
Office equipment	208,460
Vehicles	63,549
Less: accumulated depreciation	(38,047)

Total property, plant and equipment, net	233,962

OTHER ASSETS:
Software-proprietary	311,580

$602,502

See accompanying notes to financial statements.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2005
(UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable-trade	$72,375
Accrued liabilities	4,917
Due to related party	99,000
Loan payable	121,655
Current portion of long-term debt	6,189
Current portion of obligations under capital leases	8,572

Total current liabilities	312,708

LONG-TERM DEBT,
net of current portion shown above	10,830

OBLIGATIONS UNDER CAPITAL LEASES	47,119

STOCKHOLDERS' EQUITY:
Preferred stock; par value of $0.0001, 5,000,000
shares authorized and 500,000 outstanding	50
Common stock - 0.001 par value; 200,000,000 authorized;
60,402,721 issued and outstanding	60,403
Additional paid-in capital	4,218,213
Accumulated deficit	(4,046,821)

Total stockholders' equity	231,845

$602,502

See accompanying notes to financial statements.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)
	Three Months Ended September 30,
	2005	2004

Sales Revenues	$79,914	$1,000
Cost of Operations	86,531	--

GROSS PROFIT (LOSS)	(6,617)	1,000

Operating Expenses:
Selling, general and administrative expenses	3,430,336	180,758
Depreciation	12,514	--

Total expenses	3,442,850	180,758

(Loss) from operations	(3,449,467)	(179,758)

Other income (expense)
Interest and finance costs	(743)	--

Total other income (expense)	(743)	--

Income before income taxes	(3,450,210)	(179,758)

Provision for income taxes	--	--

Net (loss)	$(3,450,210)	$(179,758)

Basic and diluted net (loss) per common share	$(0.07)	$(0.01)

Weighted average basic and diluted shares outstanding	46,222,721	28,742,842

See accompanying notes to financial statements.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(UNAUDITED)

	Three Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net (loss)	$(3,450,210)	$(179,758)
Adjustments to reconcile net income to operating activities -
Depreciation	12,515	--
Stock issued for consulting fees	3,214,300	--
Changes in assets and liabilites:
(Increase) decrease in -
Accounts receivable-trade	(20,381)	--
Accounts receivable-employee	1,200	--
Prepaid expenses	3,840	--
Accounts payable and other payables	63,547	--
Accrued liabilities	(32,083)	--
Due to related party	99,000	--

Net cash provided by (used in) operating activities	(108,272)	(179,758)

Cash flows from investing activities:
Purchase property and equipment	--	(8,481)
Purchase securities	--	(34,055)
Deposits returned	1,863	--

Net cash provided by (used in) investing activities	1,863	(42,536)

Cash flows from financing activities:
Loans payable	--	219,215
Payments on leases	(2,143)	--
Common stock	--	20,000
Preferred stock	--	50

Net cash provided by (used in) financing activities	(2,143)	239,265

Net increase (decrease) in cash and cash equivalents	(108,552)	16,971

Cash and cash equivalents, beginning of period	117,779	--

Cash and cash equivalents, end of period	$9,227	$16,971

Supplemental disclosures of Cash Flow information:
Interest paid	$743	$--

Income taxes paid	$--	$--

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the three months ended September 30, 2005, the Company issued 14,180,000 shares of its common stock for consulting fees totaling $3,214,300.

See accompanying notes to financial statements.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations. The information furnished in the interim financial statements include normal recurring adjustments and reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its June 30, 2005 Annual Report on Form 10-KSB. Operating results for the three months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2006.

NOTE 2 - CORRECTIONS OF PRIOR PERIOD ERRORS

Upon review of the June 30, 2005 audited financial statements, management became aware of certain errors related to recording the merger of Fronthaul, Inc. with Furia, the improper recording of an entry related to stockholders' equity, and the improper capitalization of certain expense items. The retroactive effect of the correction of these errors has been reflected in the September 30, 2005 financial statements. Management plans to amend the June 30, 2005 Form 10-KSB in the near future.

NOTE 3 - GOING CONCERN AND MANAGEMENT'S PLANS

The accompanying consolidated financial statements were prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash and has incurred losses totaling $781,696 since its reorganization. These factors raise substantial doubts about the Company's ability to continue as a going concern. Management anticipates raising additional funds and expects to achieve a profitable level of operations in the near future. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The condensed consolidated financial statements include the accounts of Fronthaul, Inc., Loadsource Logistics, LLC, and Fronthaul Intermodal, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Property and equipment are recorded at cost. The costs of additions, leasehold improvements, and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
(UNAUDITED)

Nature of Operations - The Company provides trucking services using contract truckers.

Cash and cash equivalent - Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with original maturities of three months or less.

Accounts receivable - The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts. There was no provision for doubtful accounts at September 30, 2005.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method over lives of three to five years. Repairs and maintenance are expensed as incurred. Expenditures that increase the value or production capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset's carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Software - The Company will begin amortizing the cost of its proprietary software over a period of sixty months once the software becomes fully operational. The Company evaluates the recoverability of identifiable intangible assets on an annual basis. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Company has not recognized any impairment losses on its software of as September 30, 2005.

Revenue Recognition - Revenues from trucking services are recognized at the time the services are performed.

Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At September 30, 2005, the Company has a deferred tax asset of approximately $265,000 arising from net operation losses, all of which are fully reserved for financial reporting purposes.

THE FURIA ORGANIZATION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
(UNAUDITED)

Loss or Gain Per Share - Basic net loss or gain per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented. Convertible preferred stock discussed in the notes to the consolidated financial statements were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

Fair Value of Financial Instruments - The condensed consolidated financial statements include various estimated fair value information at September 30, 2005, as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments." Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

Recently Issued Accounting Standards -

Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. Statement 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect this statement to have a material effect on its reporting.

NOTE 5 - LOAN PAYABLE

Loan payable consists of a non-interest bearing, short-term loan outstanding for the purchase of Loadsource, Inc., secured by software.

NOTE 6 - OPERATING LEASES

The Company leases automobiles and office facilities for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2009. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

NOTE 7 - STOCKHOLDERS' EQUITY

During the three months ended September 31, 2005, the Company issued 14,180,000 shares of its common stock for consulting fees totaling $3,214,300.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF FURIA SINCE THE DATE OF THIS PROSPECTUS.

THE FURIA ORGANIZATION, INC.

50,454,546 SHARES OF COMMON STOCK

PROSPECTUS

                             , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Delaware General Corporation Law and our Bylaws provide for indemnification of the Registrant’s officers and directors for liabilities and expenses that they may incur in such capacities. In general, the Registrant’s directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Registrant’s directors is limited as provided in the Registrant’s Certificate of Incorporation.

The Registrant maintains directors and officers liability insurance with an aggregate coverage limit of $1,000,000.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee	$1,202.41
Printing and Engraving Expenses	$5,000.00
Legal Fees and Expenses	$27,500.00
Accountants’ Fees and Expenses	$5,000.00
Miscellaneous Costs	$5,000.00
Total	$43,702.41

All of these expenses, except for the SEC registration and filing fees, represent estimates only. We will pay all of the expenses of this offering.

*To be completed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On May 5, 2005, the Company issued a total of 798,750 shares of restricted common stock to the following persons:

Name	No. of Shares

Dan Traxler	75,000
Bryan Hawkins	90,000
Terry Carrow	18,750
Marty Reneau	37,500
John B Enriquez	37,500
Kathy Robinson	37,500
Lane Barton	75,000
Ruben Duron	15,000
Shawn Duron	7,500
Marcus Duron	15,000
Marciano Duron	22,500
Rene Duron	15,000
Christina Duron	7,500
Joseph Emond	37,500
Kent Phillips	75,000
Olan Woodard Jr	37,500
Ralph W Hites	37.500
Micheal F Phillips	150,000
David Hawkins	7,500
Kevin Carmona	7,500
Daniel Pedroza	7,500
Joe Piazza	22,500

On May 14, 2005, the Company issued a total of 75,000 shares of restricted common stock to the following persons:

Name	No. of Shares

Michael Wayne Reynolds	37,500
James P Gee	37,500

On May 30, 2005, the Company issued a total of 37,500 shares of restricted common stock to the following persons:

Name	No. of Shares

Kelsey E Cranford	18,750
Callie R Cranford	18,750

On June 3, 2005, the Company issued a total of 606,900 shares of restricted common stock to the following persons:

Name	No. of Shares

Aaron Singer	15,000
Billy Seiler	37,500
Adolfo Perez	21,000
John B Enriquez	7,500
James P. Gee	50,000
Stewart Buckalew	7,500
Tamara Templeton	11,250
Mike Hammer	200,000
Tim Ludwig	52,500
Malcolm Coffee	18,750
Bryan Hawkins	100,000
John Gonzales	7,500
Greg Aslinger	10,000
Morris Duree	45,000
Dana Duree	15,000
Greg Fruss	900
Casey Knoble	7,500
On June 6, 2005, the Company issued a total of 104,000 shares of restricted common stock to the following persons:

Name	No. of Shares

Greg Aslinger	65,000
Eddy Knapp	975,000

On June 13, 2005, the Company issued a total of 90,000 shares of restricted common stock to Juan Fernandez.

On June 16, 2005, the Company issued a total of 200,000 shares of restricted common stock to M. N. Osborne.

On October 7, 2005 the Company issued 50,000 shares of common stock to Jarrod D. Turner.

On November 1, 2005 the Company issued an aggregate of 30,000 shares of its common stock to the following persons:

Name	No. of Shares

Kent Morris	10,000
Alicia Williams	10,000
Silva V. Nilsen	10,000

On December 12, 2005, the Company issued 300,000 shares of its common stock to Randy Moseley, the Company’s Executive Vice President and Chief Financial Officer. The shares vest in annual increments of 100,000 shares beginning December 12, 2006.

All of the above described securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and /or Rule 506 thereunder.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2.

Exhibits
Exhibit Number	Description of Exhibit

3.1	The Certificate of Incorporation of Furia is incorporated herein by reference to Exhibit 3(A) to the Form 10 registration statement of Furia effective May 14, 1985 (File No. 2-94266).

3.2	A Certificate of Amendment to the Certificate of Incorporation is incorporated herein by reference to Exhibit 3.2 to the Form 10-KSB annual report of Furia for its fiscal year ended June 30, 1997.

3.3
A Certificate of Amendment to the Articles of Incorporation dated August 19, 2004, is incorporated herein by reference to Exhibit 3.3 to Furia’s Form 10-QSB/A quarterly report for the period ended September 30, 2004, filed on April 14, 2005.

3.4	Bylaws are incorporated herein by reference to Exhibit 3(b) to the Form 10 registration statement of Furia effective May 14, 1985 (File No. 2-94266).

5.1	Sommer & Schneider LLP Opinion and Consent (filed herewith)

10.1
Contract between Michael D. Alexander and The Furia Organization, Inc. dated August 28, 2004, is incorporated herein by reference to Exhibit 10.1 to Furia’s Form 10-QSB quarterly report for the period ended March 31, 2005.

10.2
Stock Purchase Agreement for the acquisition of Fronthaul, Inc. dated August 26, 2004, is incorporated herein by reference to Exhibit 10.1 to the Form 8-K current report (Item 2.01) of Furia filed on September 1, 2004.

10.3
Stock Purchase Agreement for the acquisition of Loadsource, Inc., dated September 1, 2004, is incorporated herein by reference to Exhibit 10.1 to Furia’s Form 10-QSB/A quarterly report for the period ended September 30, 2004, filed on April 5, 2005.

10.4
Independent Contractor Agreement dated August 28, 2004, with Michael Alexander is hereby incorporated herein by reference to Exhibit 10.1 to the Form 10-QSB quarterly report of Furia for the period ended March 31, 2005.

10.5
2005 Stock Option, SAR and Stock Bonus Consultant Plan is hereby incorporated herein by reference to Exhibit 10.1 to the Form S-8 registration statement of Furia (SEC File No. 333-127789) filed on August 23, 2005.

10.6
Motor Carrier Carriage Contract between Coors Brewing Company and Loadsource Logistics, L.L.C. dated May 26, 2005 is hereby incorporated by reference to Exhibit 10.9 to the Form 10-KSB annual report of Furia for the year ended June 30, 2005.

10.7
Motor Carrier Transportation Agreement between Swift & Company, Inc. and Loadsource Logistics, L.L.C. is hereby incorporated by reference to Exhibit 10.8 to the Form 10-KSB annual report of Furia for the year ended June 30, 2005.

10.8
Master Vehicle Lease Agreement with Central States Leasing, Inc. effective September 28, 2005, is incorporated hereby reference to Exhibit 10.1 to the Form 8-K current report of Furia filed on October 5, 2005.

10.9	Securities Purchase Agreement dated November 18, 2005 is incorporated by reference to Exhibit 10.1 to the Form 8-K filed December 9, 2005.

10.10	Callable Secured Convertible Notes dated November 18, 2005; due November 18, 2008 is incorporated by referenced to Exhibit 10.2 to the Form 8-K filed December 9, 2005.

10.11	Registration Rights Agreement dated November 18, 2005 is incorporated by referenced to Exhibit 10.3 to the Form 8-K filed December 9, 2005.

10.12	Security Agreement dated November 18, 2005 is incorporated by referenced to Exhibit 10.4 to the Form 8-K filed December 9, 2005.

10.13	Guaranty and Pledge Agreement dated November 18, 2005 is incorporated by referenced to Exhibit 10.5 to the Form 8-K filed December 9, 2005.

10.14	Intellectual Property Security Agreement dated November 18, 2005 is incorporated by referenced to Exhibit 10.6 to the Form 8-K filed December 9, 2005.

10.15	Stock Purchase Warrants dated November 18, 2005 is incorporated by referenced to Exhibit 10.7 to the Form 8-K filed December 9, 2005.

10.16	Employment Agreement between The Furia Organization, Inc. and Randy Moseley dated December 12, 2005 is incorporated by referenced to Exhibit 10.1 to the Form 8-K filed December 13, 2005.

10.17	Amendment No. 1 to Securities Purchase Agreement dated December 14, 2005 (filed herewith)

16	Accountants’ letter from Lawrence Scharfman & Co., CPA P.C. regarding change in registered public accounting firm is incorporated by referenced to Exhibit 16 to the Form 8-K filed October 28, 2005.

16.1
Letter on change in certifying accountant from Harvey Weingard, C.P.A. to Lawrence Scharfman & Co., C.P.A., P.C. is incorporated herein by reference to Exhibit 16 to the Form 8-K current report of Furia filed on March 17, 2005.

21	Subsidiaries of Furia is hereby incorporated by reference to Exhibit 21 to the Form 10-KSB annual report of Furia for the year ended June 30, 2005.

23.1	Consent of Lawrence Scharfman & Co. CPA P.C. (filed herewith)

23.2	Consent of legal counsel (see Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1.  Include any prospectus required by Section 10(a)(3) of the Securities Act;

2.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

3.  Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Rockwell, State of Texas, on this 20th day of December, 2005.

THE FURIA ORGANIZATION, INC.

By:	/s/ Michael D. Alexander
Name: Michael D. Alexander
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Michael D. Alexander Michael D. Alexander	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	December 20, 2005
/s/ Randy Moseley Randy Moseley	Chief Financial Officer and Executive Vice President	December 20, 2005